Filed Pursuant to Rule 433

Registration Statement No. 333-281192

November 14, 2024

PRICING TERM SHEET

FLOATING RATE DEBENTURES, SERIES 2024 C

5.125% DEBENTURES, SERIES 2024 D

5.50% DEBENTURES, SERIES 2024 E

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	Floating Rate Debentures, Series 2024 C due 2027 (the “2024 C Debentures”)	5.125% Debentures, Series 2024 D due 2035 (the “2024 D Debentures”)	5.50% Debentures, Series 2024 E due 2055 (the “2024 E Debentures”)

Principal Amount:	$350,000,000	$450,000,000	$650,000,000

Interest Rate:	Floating rate based on Compounded SOFR (calculated quarterly as described in the Preliminary Prospectus Supplement), plus 0.52%	5.125% per annum	5.50% per annum

Interest Payment Dates:	February 18, May 18, August 18 and November 18, commencing on February 18, 2025	March 15 and September 15, commencing on March 15, 2025	March 15 and September 15, commencing on March 15, 2025

Maturity Date:	November 18, 2027	March 15, 2035	March 15, 2055

Benchmark Treasury:	N/A	4.250% due November 15, 2034	4.250% due August 15, 2054

Benchmark Treasury Price / Yield:	N/A	98-151⁄4 / 4.440%	94-08 / 4.607%

Spread to Benchmark Treasury:	N/A	+70 basis points	+95 basis points

Yield to Maturity:	N/A	5.140%	5.557%

Public Offering Price:	100.00% of the principal amount	99.888% of the principal amount	99.177% of the principal amount

Optional Redemption Provisions: Make-Whole Call:	Not redeemable prior to maturity

Prior to December 15, 2034 (three months prior to the maturity date of the 2024 D Debentures) (the “2024 D Par Call Date”), the Issuer may redeem the 2024 D Debentures at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2024 D Debentures matured on the 2024 D Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the 2024 D Debentures) plus 15 basis points, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the 2024 D Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Prior to September 15, 2054 (six months prior to the maturity date of the 2024 E Debentures) (the “2024 E Par Call Date”), the Issuer may redeem the 2024 E Debentures at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2024 E Debentures matured on the 2024 E Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the 2024 E Debentures) plus 15 basis points, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the 2024 E Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call:		On or after the 2024 D Par Call Date, the Issuer may redeem the 2024 D Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2024 D Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.	On or after the 2024 E Par Call Date, the Issuer may redeem the 2024 E Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2024 E Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
Pricing Date:	November 14, 2024

Settlement Date:	November 18, 2024 (T+2)

CUSIP:	209111 GL1 / US209111GL10	209111 GM9 / US209111GM92	209111 GN7 / US209111GN75

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Mizuho Securities USA LLC Scotia Capital (USA) Inc. BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. TD Securities (USA) LLC

Co-Managers:	Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.